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                    FIBER OPTIC LINK AROUND THE GLOBE (FLAG)
                                  CABLE SYSTEM


                          CONSTRUCTION AND MAINTENANCE
                                    AGREEMENT



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              FIBER OPTIC LINK AROUND THE GLOBE (FLAG) CABLE SYSTEM

                     CONSTRUCTION AND MAINTENANCE AGREEMENT


This Agreement is made and entered into this ______ day of ______________ 199_, between and among the Signatories identified in Schedule A attached hereto;

WHEREAS, the Founding Signatory wishes to provide a fiber optic submarine cable system to be called the "FLAG Cable System" to furnish digital transmission facilities between and among points in the United Kingdom, Spain, Italy, Egypt, the United Arab Emirates, India, Thailand, Malaysia, Hong Kong, the Republic of Korea and Japan, and

WHEREAS, the Signatories have recognized the need for high capacity fiber optic cable facilities providing a direct telecommunications link connecting Europe and the Far East through the Indian Ocean Region, and

WHEREAS, the following Signatories have signed a Memorandum of Understanding dated as of July 19, 1993, for the purpose of jointly planning the implementation of the FLAG Cable System in advance of this Agreement; Arab Republic of Egypt National Telecommunications Organization; The Communications Authority of Thailand; Emirates Telecommunications Corporation; FLAG Limited; The Government of Gibraltar; Hong Kong Telecom International Limited; International Digital Communications Inc.; IRITEL S.p.A. (the predecessor corporation to TELECOM ITALIA S.p.A.); Korea Telecom; Mercury Communications Limited; PT (PERSERO) Indonesia Satellite Corporation; SPT Telecom, a.s.;



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Telef6nida de Espana S.A.; Telekom Malaysia Berhad; and Videsh Sanchar Nigam
Limited, and

WHEREAS, the Signatories have agreed to set forth the terms and conditions upon which the FLAG Cable System shall be owned, constructed, maintained and operated.

NOW WITNESSETH that, in consideration of the mutual covenants and conditions contained herein, the Signatories hereby covenant and agree with each other as follows:

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1.       DEFINITIONS AND INTERPRETATIONS

         1.1 The following definitions shall apply (except where the context otherwise requires) to certain terms used in this Agreement:

                  1.1.1. AFFILIATE: An Affiliate shall mean, with. respect to an entity, any other entity that controls, is controlled by or is under common control with that entity, control being defined as ownership of more than fifty percent (50%) in value of the outstanding voting stock, or other form of interest in the capital of, or of a partnership interest in, an entity.

                  1.1.2. BASIC SYSTEM MODULE: A Basic System Module shall consist of an STM 1digial line signal at 155,520 Kilobits per second (Kbps) with interface signal in accordance with ITU-TS Recommendations G707 to G709.

                  1.1.3. BEACH JOINT A Beach Joint shall be the physical connection between the submersible portion of the Submarine System and the land-based portion of the Submarine System.

                  1.1.4. BIT SEQUENCE INDEPENDENCE: The property of a binary transmission channel, telecommunication circuit or connection that permits all sequences of binary signal elements to be conveyed over it at its specified bit rate, without change to the value of any signal elements in accordance with the appropriate ITU-TS Recommendations.

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                  1.1.5. BRANCHING UNIT: A Branching Unit is a junction point for the FLAG Cable System, and includes a housing and any associated plant and equipment.

                  1.1.6. CABLE LANDING POINT: A Cable Landing Point shall be the Beach Joint or, if there is no Beach Joint in a particular Country, the high water mark as shown on the nautical charts of that Country.

                  1.1.7. CAPACITY: Capacity in the FLAG Cable System shall be defined as follows:

                           1.1.7.1. Design Capacity: Design Capacity is the
                                    Capacity which each Segment S and Segments
                                    X-1 and X-2 can ultimately provide. The
                                    Design Capacity of each fiber pair consists of thirty-two (32) Basic System Modules, with each Basic System Module providing sixty-three (63) MIUs, for a Design Capacity of two thousand sixteen (2,016) MIUs.

                           1.1.7.2. Assignable Capacity: Assignable Capacity is
                                    Capacity in Segment S and in Segments X-1 and X-2 which: (i) has been conveyed by the Founding Signatory by sale or lease and is assigned to Signatories or to International Telecommunications Entities, or (ii) is owned by the Founding Signatory and is expected to be conveyed to Signatories or International Telecommunications Entities by sales or leases during a reasonable future period.

                                       -5-

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                           That portion of Assignable Capacity which is held on
                           an ownership basis is used to compute the voting interests of the Signatories as specified in Schedule C.

                           1.1.7.3. Latent Capacity: Latent Capacity is the
                                    Design Capacity less the Assignable
                                    Capacity. The Latent Capacity is owned by the Founding Signatory and is capacity held in reserve for future sale or lease. Latent Capacity may be used for restoration purposes.

                  1.1.8. COUNTRY: Country shall mean a country, territory or place, as appropriate.

                  1.1.9. FLAG CABLE SYSTEM: The cable system described in Paragraph 2 and Schedule B, together with its associated plant and equipment.

                  1.1.10. FLAG INTERFACE POINT: The 155,520 kilobits per second
                  (Kbps) digital input/output ports on the digital distributing frame (including the digital distribution frame itself) shall be the FLAG Interface Point where the Submarine System connects with other transmission facilities or equipment.

                  1.1.11. FOUNDING SIGNATORY: Founding Signatory refers to FLAG Limited, a company incorporated in Bermuda with its principal place of business office in Bermuda.

                                      -6-

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                  1.1.12. INTERNATIONAL TELECOMMUNICATIONS ENTITY: Any entity authorized or permitted under the laws and regulations of its Country to acquire and use facilities for the provision of international telecommunications services.

                  1.1.13. ITU-TS: The International Telecommunications Union - Telecommunication Standardization Sector (previously referred to as CCITT).

                  1.1.14. ITU-TS RECOMMENDATION: A recommendation approved in accordance with the procedure laid down in Resolution No. 2 (IXTH Plenary Assembly, Melbourne, November 1988).

                  1.1.15. LANDING PARTY SIGNATORY: A Landing Party Signatory is a Signatory. that is so identified in Schedule A.

                  1.1.16. LONDON INTERBANK OFFERED RATE (LIBOR): LIBOR shall mean the London Interbank Offered Rate for ninety (90) day loans, being the arithmetic mean of the averages, rounded to the nearest one-sixteenth, of the bid and offered rates for 10,000,000 (ten million) U.S. dollars quoted by the reference bank at 11:00 a.m. local time each working day. The reference bank is Morgan Guaranty Trust Company or such other bank as may be specified by the Management Committee, as necessary.

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                  1.1.17. LICENSES: All governmental approvals, consents,
                  authorizations, licenses and permits and other authorizations which are necessary to enable the FLAG Cable System to be landed, installed, operated and maintained.

                  1.1.18. MINIMUM INVESTMENT UNIT OR MIU: A unit designated as the minimum unit of investment in any Segment representing 30 bearer channels and allowing the effective use of 2,048 Kbps.

                  1.1.19. NON-LANDING PARTY SIGNATORY: A Non-Landing Party Signatory is a Signatory that is so identified on Schedule A.

                  1.1.20. READY FOR PROVISIONAL ACCEPTANCE (RFPA) DATE: The date on which Segment S and Segments X-1 and X-2, as described in Paragraph 2, are accepted by the Founding Signatory, pursuant to the terms and conditions set forth in the Supply Contract. The RFPA Date is presently contemplated to be March 2, 1997.

                  1.1.21. READY FOR CUSTOMER SERVICE (RFCS) DATE: The date on which the FLAG Cable System shall be available for customer service. That date shall be at least thirty (30) days after the RFPA Date. The RFCS Date is presently contemplated to be April 2, 1997.

                  1.1.22. SCHEDULING: Any document attached hereto and identified as a Schedule which is made part hereof, as it may be amended from time to time in accordance with this Agreement.

                                      -8-

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                  1.1.23. SEGMENT: A Segment described in Paragraph 2 and
                  identified by the letters S, X-1, X-2 or T.

                  1.1.24. SIGNATORIES: Those entities identified in Schedule A, and such other entities that may subsequently become parties to this Agreement pursuant to Paragraph 30.

                  1.1.25. SUBMARINE SVSTEM: The Submarine System shall comprise all plant and equipment, including spare plant and test equipment, forming Segment S and connecting the FLAG Interface Points so as to provide the Basic System Modules described in Paragraph 5.

                  1.1.26. SUOPLY CONTRACT: The contract entered into by the Founding Signatory as described in Paragraph 7.

         1.2 Unless the context otherwise requires, the singular shall be taken to mean the plural and the plural shall be taken to mean the singular.

         1.3 The captions of the paragraphs and the initial recitals are for convenience only, and do not form a part of this Agreement and shall not have any effect on the interpretation thereof.

         1.4 All Schedules and Appendices attached to this Agreement are deemed to be fully incorporated herein by this reference for all purposes, as though fully set forth at length herein.

                                      -9-

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2.       FLAG CABLE SYSTEM SEGMENTS

         In accordance with the arrangements contained in this Agreement, the FLAG Cable System shall be engineered, provided, constructed, maintained and operated between and among a terminal in the United Kingdom, a terminal in Spain, a terminal in Italy, a terminal in Alexandria, Egypt, a terminal in Suez, Egypt, a terminal in the United Arab Emirates, a terminal in India, a terminal in Malaysia, a terminal in Thailand, a terminal in Hong Kong, a terminal in the Republic of Korea and a terminal in Japan. For purposes of this Agreement, the FLAG Cable System shall be regarded as consisting of the following Segments:

         2.1 SEGMENTS T

         Segment T-1       A cable station at Porthcurno, the United Kingdom
                           connecting the United Kingdom to Spain by Segment
                           S-1.

         Segment T-2       A cable station at Estepona, Spain connecting Spain
                           to the United Kingdom by Segment S-11, and connecting
                           Spain to Italy by Segment S-2.

         Segment T-3       A cable station at Palermo, Italy connecting Italy to
                           Spain by Segment S-2, and connecting Italy to Alexandria, Egypt by Segment S-3.

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         Segment T-4       A cable station at Alexandria, Egypt connecting Egypt
                           to Italy by Segment S-3, and connecting Alexandria, Egypt to Suez, Egypt by Segment X-1 and Segment S-4.

         Segment T-5       A cable station at Suez, Egypt connecting Suez, Egypt
                           to Alexandria, Egypt by Segment X-1 and Segment S-4, and connecting Suez, Egypt to the United Arab
                           Emirates by Segment S-5.

         Segment T-6       A cable station at Fujairah, the United Arab Emirates
                           connecting the United Arab Emirates to Suez, Egypt by
                           Segment S-5, and connecting the United Arab Emirates to India by Segment S-6.

         Segment T-7       A cable station at Bombay, India connecting India to
                           the United Arab Emirates by Segment S-6, and connecting India to Malaysia by Segment S-7.

         Segment T-8       A cable station at Penang, Malaysia, connecting
                           Malaysia to India by Segment S-7, and connecting
                           Malaysia to Songkhla, Thailand by Segment S-8 and
                           Segment X-2.

         Segment T-9       A cable station at Songkhla, Thailand connecting
                           Thailand to Malaysia by Segment X-2 and Segment S-8, and connecting Thailand to Hong Kong by Segment S-9.

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         Segment T-10      A cable station at Lantau Island, Hong Kong
                           connecting Hong Kong to Thailand by Segment S-9, and connecting Hong Kong to the Republic of Korea by Segment S-10.

         Segment T-11      A cable station at Keoje, Korea connecting the
                           Republic of Korea to Hong Kong by Segment S-10, and connecting the Republic of Korea to Japan by Segment
                           S-11.

         Segment T-12      A cable station at Miura, Japan connecting Japan to
                           the Republic of Korea by Segment S-11.

         Each aforementioned Segment T shall consist of:

         (i) an appropriate share of land, civil works, equipment and buildings at the specified locations for the cable landing and for the cable route, including cable rights-of-way and ducts between a cable station and its respective Cable Landing Point and an appropriate share of common services and equipment at each of those locations, together with equipment (other than multiplex equipment described in (iii) below), including but not limited to, heating, ventilating, air conditioning, alarm and station ground systems, in each of those cable stations which is solely associated with the FLAG Cable System, but not a part of Segment S; and

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         (ii)     an appropriate share of AC and DC power including back up
                  power systems as required; and

         (iii) multiplex equipment, if necessary, to establish transmission rates below the STM-1 (155,520 Kbps) level down to the E-1 (2,048 Kbps) level in each of the cable stations, associated solely and directly with Assignable Capacity in the FLAG Cable System.

         2.2 SEGMENTS S:

         The whole of the submarine cable system provided between and among, and including, the FLAG Interface Points at the cable stations at Porthcurno, the United Kingdom; Estepona, Spain; Palermo, Italy; Alexandria, Egypt; Suez, Egypt; Fujairah, the United Arab Emirates; Bombay, India; Penang, Malaysia; Songkhla, Thailand; Lantau Island, Hong Kong; Keoje, Korea and Miura, Japan, consisting of the following
         Segments:

         Segment S-1       That part of Segment S between the FLAG Interface
                           Point at the cable station at Porthcurno, the United
                           Kingdom and the FLAG Interface Point at the cable station at Estepona, Spain.

         Segment S-2       That part of Segment S between the FLAG Interface
                           Point at the cable station at Estepona, Spain and the FLAG Interface Point at the cable station at Palermo, Italy.

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         Segment S-3       That part of Segment S between the FLAG Interface
                           Point at the cable station at Palermo, Italy and the FLAG Interface Point at the cable station at Alexandria, Egypt.

         Segment S-4       That part of Segment S between the FLAG Interface
                           Point at the cable station at Alexandria, Egypt and the point where the digital input/output ports of the Basic System Module on the digital distribution frame
                           (including the digital distribution frame itself) of the Submarine System connect with Segment X-1 at Port
                           Said, Egypt.

         Segment S-5       That part of Segment S between the FLAG Interface
                           Point at the cable station at Suez, Egypt and the FLAG Interface Point at the cable station at Fujairah, the United Arab Emirates.

         Segment S-6       That part of Segment S between the FLAG Interface
                           Point at the cable station at Fujairah, the United
                           Arab Emirates and the FLAG Interface Point at the cable station at Bombay, India.

         Segment S-7       That part of Segment S between the FLAG Interface
                           Point at the cable station at Bombay, India and the FLAG Interface Point at the cable station at Penang, Malaysia.

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         Segment S-8       That part of Segment S between the FLAG Interface
                           Point at the cable station at Penang, Malaysia and the point where the digital input/output ports of the Basic System Module on the digital distribution frame (including the digital distribution frame itself) of the Submarine System connect with Segment X-2 at Satun, Thailand.

         Segment S-9       That part of Segment S between the FLAG Interface
                           Point at the cable station at Songkhla, Thailand and the FLAG Interface Point at the cable station at Lantau Island, Hong Kong.

         Segment S-10      That part of Segment S between the FLAG Interface
                           Point at the cable station at Lantau Island, Hong
                           Kong and the FLAG Interface Point at the cable station at Keoje, Korea.

         Segment S-11      That part of Segment S between the FLAG Interface
                           Point at the cable station at Keoje Korea and the FLAG Interface Point at the cable station at Miura, Japan.

                           Segments S-1 and S-2 shall each include a one-half portion of Branching Unit 1 (BU1), as shown in Schedule B-1, and a one half portion of the Submarine System between BU1 and Segment T-2.

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                           Segments S-5 and S-6 shall each include a one-half
                           portion of Branching Unit 2 (BU2), as shown in Schedule B-1, and a one-half portion of the Submarine System between BU2 and Segment T-6.

                           Segments S-7 and S-8 shall each include a one-half portion of Branching Unit 3 (BU3), as shown in Schedule B-1, and a one half portion of the Submarine System between BU3 and Segment T-8.

         2.3 SEGMENT X-1:

         That part of the FLAG Cable System between the cable station at Alexandria, Egypt and the cable station at Suez, Egypt, wholly dedicated to the provision of the FLAG Cable System, and connecting the following Segments:

                  T-4 to T-5; and

                  S-4 to T-5.

         Segment X-1 will consist of dedicated fiber pairs, in two geographically diverse buried terrestrial cables laid across Egypt, each providing sufficient capacity for accommodating the whole capacity required between Alexandria and Suez, Egypt.

         SEGMENT X-2:

         That part of the Cable System between the cable station at Songkhla, Thailand, and the point where Segment S-8 connects with Segment X-2 at Satun, Thailand,

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         wholly dedicated to the provision of the FLAG Cable System, and connecting the following Segments:

                           S-8 to T-9.

         Segment X-2 will consist of dedicated fiber pairs, in two geographically diverse buried terrestrial cables laid across Thailand, each providing sufficient capacity for accommodating the whole capacity required between Segments S-8 and T-9.

         2.4 Each aforementioned Segment S shall also include:

                  (i) all transmission, power feeding and test equipment directly associated with Segment S;

                  (ii) the transmission cable equipped with appropriate repeaters and joint housings between the cable stations;

                  (iii) the power feed earth system or an appropriate share thereof; and

                  (iv) digital cross connect system equipment, dedicated to the FLAG Cable System, used to interconnect Assignable Capacity transiting the FLAG Cable System through a Segment T and also for Assignable Capacity accessing a Segment T at the 155,520 Kbps level.

         2.5 Segments X-1 and X-2 shall also include:

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                  (i)      all transmission, power feeding and test equipment
                           directly associated with such Segments X-1 and X-2;

                  (ii) the power equipment provided wholly for use with the equipment listed in (i) above; and

                  (iii) the transmission system including cable equipped with appropriate repeaters, if required, between the Segments as defined in Paragraph 2.3.

         2.6 ALL SEGMENTS:

         In this Agreement, references to any Segment however expressed, shall include, unless the context otherwise requires, additional property incorporated therein by agreement of the Founding Signatory and the Landing Party Signatories. Each Segment shall be regarded as including its related spare and standby units and components, including, but not limited to, repeaters, cable lengths and terminal equipment, or an appropriate share thereof.

3.       OWNERSHIP

         3.1 Each Segment S shall be owned by the respective Signatories, retroactive to the RFPA Date, in common and undivided shares in the proportions set out in Schedule D in respect of such Segment upon payment to the Founding Signatory in accordance with terms and conditions of applicable capacity sales agreements. Each Signatory shall have the right to activate and use its Assignable Capacity in each relevant Segment S as of the RFPA Date and shall be responsible as of that date for all obligations arising as an

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         incident of ownership in the FLAG Cable System, including, without limitation, payment of operation and maintenance charges pursuant to Paragraph 11, provided, however, that if payment for such Assignable Capacity is not received within thirty (30) days of the due date under the applicable capacity sales agreement, ownership will not vest retroactively, and the Founding Signatory may, without prejudice to any other remedies it may have, deactivate such Assignable Capacity.

         3.2 As an incident of ownership of Segment S, each Signatory shall have the right to use such part of the Assignable Capacity in each relevant Segment in accordance with Paragraph 13 for the duration of this Agreement.

         3.3. Each Segment T and Segments X-1 and X-2 shall be owned by the Landing Party Signatory in whose Country the relevant Segment is physically situated.

         3.4. Each Signatory may deal with its ownership share in any Segment S and the right to use its part of the Assignable Capacity in accordance with the terms of this Agreement, but no Signatory shall otherwise have or exercise in relation to any such Segment any right incident to a right of ownership of property except jointly with all other Signatories.



4.       ESTABLISHMENT OF MANAGEMENT COMMITTEE

         4.1. For the purpose of directing the engineering, provision, installation, bringing into service, continued operation, maintenance and coordination of exploitation of the FLAG

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         Cable System, the Signatories shall form a Management Committee
         (hereinafter called the "MC'), which shall continue to exist during the term of this Agreement and shall consist of a representative of each of the Signatories. The MC shall make or cause to be made all decisions on behalf of the Signatories to implement the purposes of this Agreement, except with respect to matters expressly reserved to the Founding Signatory pursuant to this Agreement. Although each Signatory must designate a single representative, each Signatory may bring expert assistance to the meetings of the MC. Two or more Signatories may designate the same person to serve as their representative at specific meetings of the MC and its subcommittees established pursuant to Paragraph 4.3. In the event of voting as specified pursuant to Paragraphs 4.5 and 4.6, such person representing more than one Signatory shall separately vote the interest to which each Signatory represented is entitled.

         4.2. Until the day following the RFPA Date, the chairman of the MC shall be appointed by the Founding Signatory. Thereafter, the members of the MC shall appoint a chairman from among the Founding Signatory and the Landing Party Signatories, for periods determined by them, provided that the first chairman of the MC appointed after the RFPA Date shall be selected from among the Landing Party Signatories.

         4.3. The MC may form subcommittees to aid in the performance of its duties. Terms of reference

                                      -20-

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         for specified subcommittees are attached in Appendix A. Terms of reference for other subcommittees shall be decided by the MC. The subcommittees shall consist of representatives of the Founding Signatory and the other Signatories. The subcommittees shall reach agreement by consensus. If consensus is not achieved, the matter shall be referred to the MC for decision. The MC shall be authorized to dissolve a subcommittee formed pursuant to this paragraph.

         4.4. No decisions of the MC or its subcommittees shall override any provisions of this Agreement or diminish in any way the rights granted to any Signatory under this Agreement.

         4.5. Meetings of the MC may be convened at the discretion of the chairman and additionally shall be convened by the chairman when requested to do so by one or more Signatories representing at least five percent (5%) of the total voting interests. The voting interest of each Signatory shall be as specified in Schedule C. The chairman shall in normal circumstances give at least thirty (30) days notice to all members of the convening of a meeting of the MC and at that time shall furnish an agenda therefor. In extraordinary circumstances, the period of notice may be reduced where at least two-thirds (2/3) of the voting interests is in agreement. The quorum for any meeting of the MC or any subcommittee shall be the Founding Signatory and two or more representatives of other Signatories together representing not less than five percent (5%) of the total voting interests.

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         4.6. All decisions made by the MC shall be subject, in the first instance, to consultation among its members, who shall make every effort to reach agreement by consensus. Except as otherwise provided in Paragraph 23, in the event that consensus cannot be reached, the decisions will be carried on the basis of an affirmative vote of the representatives of Signatories representing at least a simple majority of the total voting interests represented at the meeting, provided, however, that in the case of decisions pursuant to Paragraph 9.1 and other decisions that may have a financial impact on the rounding Signatory with respect to contractual obligations incurred by the Founding Signatory under this Agreement, such simple majority shall include the Founding Signatory. On and prior to the RFPA Date, if such vote results in a tie, the chairman of the MC shall cast the deciding vote.

5.       CONFIGURATION OF THE FLAG CABLE SYSTEM

         5.1. As shown in Schedule B-1, the FLAG Cable System shall consist of thirty-two (32) Basic System Modules on one fiber pair available for traffic and restoration between: the United Kingdom and Italy, Italy and Egypt, Egypt and India, India and Thailand, Thailand and Hong Kong, Hong Kong and the Republic of Korea, and the Republic of Korea and Japan.

         5.2. As shown in Schedule B-1, the FLAG Cable System shall also consist of thirty-two (32) Basic System Modules on a second fiber pair available for traffic and restoration between: the United Kingdom and Spain, Spain and Italy, Italy and Egypt, Egypt and the

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         United Arab Emirates, the United Arab Emirates and India, India and
         Malaysia, Malaysia and Thailand, Thailand and Hong Kong, Hong Kong and the Republic of Korea, and the Republic of Korea and Japan.

6.       OBLIGATIONS OF THE SIGNATORIES

         6.1. Except as otherwise provided in Paragraphs 6.2 and 6.6, all costs incurred under the Supply Contract for the provision and installation of the Submarine System and Segments X-1 and X-2 shall be borne by the Founding Signatory.

         6.2. The costs of additional equipment and services requested by the Landing Party Signatories to be procured under the Supply Contract pursuant to Paragraph 7.3, which are not included in the Submarine System or Segments X-1 and X-2, shall be borne by the Landing Party Signatories.

         6.3. Appendix B contains a list of the initial costs associated with the FLAG Cable System in addition to costs arising under the Supply Contract. Appendix B specifies which of the Signatories is responsible for the performance and costs of the specified items.

         6.4. Each of the Landing Party Signatories shall provide and install the Segment T located in its respective country in sufficient time to permit the FLAG Cable System to be placed in operation by the RFPA Date.

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         6.5. Arab Republic of Egypt National Telecommunications Organization
         (ARENTO) and the Communications Authority of Thailand (CAT) shall furnish all necessary and appropriate assistance to the Founding Signatory in the provision of Segments X-1 and X- 2, respectively, in sufficient time to permit the FLAG Cable System to be placed in operation by the RFPA Date.

         6.6. The Founding Signatory shall pay for two-thirds of the costs of the digital cross connect system equipment, as described in Paragraph
         2.4 (iv), with each of the Landing Party Signatories paying for the remaining one-third of such costs of such equipment placed in each of their respective cable stations and in consideration for such payment the Landing Parties shall receive Indefeasible Right of Use (IRU) in such equipment.

         6.7. All Signatories shall provide full cooperation with each other in matters concerning the FLAG Cable System and the promotion of the best interests of the FLAG Cable System.

         6.8. All Signatories shall, as necessary and practical, enter into agreements for utilizing alternative capacity for restoration purposes in the event of failure of part or all of the FLAG Cable System.

7.       SUPPLY CONTRACT

         7.1. The Founding Signatory shall develop the technical design of the FLAG Cable System in accordance with good engineering practice and appropriate international technical and operating standards, shall ensure the technical compliance of the FLAG Cable System at the FLAG Interface Points with appropriate ITU-TS Recommendations, and shall compile a specification of the FLAG Cable System.

         7.2. The Founding Signatory shall cause to be conducted a survey of the submarine route for the Submarine System.

         7.3. The Founding Signatory shall have sole responsibility for the provision and installation of the Submarine System and Segments X-1 and X-2 and, to that end, shall enter into the Supply Contract with one or more suppliers for services, plant and equipment and for the engineering, provision and installation of the Submarine System and Segments X-1 and X-2. At the request of the Landing Party Signatories and after consultation with the relevant subcommittee, the Founding Signatory may include in the Supply Contract equipment and services which are associated with the FLAG Cable System, but which are not included in the Submarine System or Segments X-1 and X-2. The costs of services, plant, and equipment procured under the Supply Contract shall be allocated as specified in Paragraph 6.

         7.4. The Founding Signatory shall ensure that the Supply Contract shall afford the Founding Signatory or its designated representatives reasonable rights of access to examine, test and inspect all engineering, provisioning and installation activities and equipment, material and supplies

         7.5. The Founding Signatory shall make available to the Landing Party Signatories on a timely basis technical information relating to the construction, provision and operation of the FLAG Cable System which may be required to discharge the responsibilities of the Landing Party Signatories to obtain and maintain in force Licenses, provide their respective Segment T and transiting facilities, and connect the FLAG Cable System to inland systems. The Landing Party Signatories shall afford confidential treatment to such information.

         7.6. The Founding Signatory shall ensure that the Supply Contract shall require the supplier(s) with whom that Supply Contract is placed to provide plant, equipment and services necessary to allow the Submarine System and Segments X-1 and X-2 to be placed into operation on the RFPA Date, and shall take any and all actions as may be necessary and appropriate to enforce the terms of the Supply Contract. The Founding Signatory does not warrant or guarantee that the supplier(s) under the Supply Contract will place into operation the Submarine System and Segments X-1 and X-2 either at all or by any particular date.

         7.7. The Founding Signatory shall ensure that the Supply Contract shall require the supplier(s) with whom the Supply Contract is placed to provide a performance guarantee and warranty in accordance with good engineering practice and relevant international technical and operating standards and which will result in the technical compliance of the FLAG Cable System at the FLAG Interface Points with appropriate ITU-TS Recommendations.

         7.8. If the costs to correct a failure, breakdown or interruption of the FLAG Cable System are covered by a warranty under the Supply Contract, the Founding Signatory shall credit the running charges otherwise payable by the Signatories based on the share of such costs allocable to each Signatory, pursuant to Paragraph 11.2, with the amount received from the supplier under its warranty, less the reasonable costs expended by the Founding Signatory to pursue such warranty claim.

         7.9. The Signatories acknowledge that the Founding Signatory does not warrant or guarantee the performance of the Submarine System by reason of the supplier's failure to perform the terms and conditions of the Supply Contract. The Founding Signatory shall take any and all actions as may be necessary and appropriate to enforce the terms of the Supply Contract.

8.       RIGHT OF USE OF SEGMENTS X-1 AND X-2 AND SEGMENT T

         8.1. ARENTO grants the right of use of Segment X-1, at no charge to Signatories and to other International Telecommunication Entities which have acquired Assignable Capacity, pursuant to Paragraph 13, on Segments S-3 and S-4 that interconnect with Segment S-5 via Segment X-1 for the purpose of transiting Egypt by the FLAG Cable System.

         CAT grants the right of use of Segment X-2, at no charge to Signatories and to other International Telecommunication Entities which have acquired Assignable Capacity, pursuant to Paragraph 13 on Segment S-8 that interconnects with Segment S-9 via Segment X-2 for the purpose of transiting Thailand by the FLAG Cable System or terminating in Thailand via Segment S-8.

         8.2. Each of the Landing Party Signatories grants to other Signatories, except the Founding Signatory, to whom Assignable Capacity in the FLAG Cable System is conveyed, the right of use of the Segment T owned by the relevant Landing Party Signatory for such Assignable Capacity entering the FLAG Cable System at the relevant Segment T as specified in Schedule K. For the right of use granted under this Paragraph 8.2, each Signatory shall pay the consideration as specified in Paragraph
         8.5 in the proportion as set forth in Schedule L. The consideration payable for the right of use in a Segment T shall be based on a Signatory's pro-rata share of the notional capacity of the relevant Segment T as specified in Schedule K and shall be used to recover the capital and other costs, by a nonrecurrent charge, and the operation and maintenance costs, by recurrent charges, as defined in Paragraph 8.5.

         8.3. Each of the Landing Party Signatories shall make necessary equipment in its Segment T available to the Founding Signatory on reasonable terms and conditions so as to enable the Founding Signatory to lease Assignable Capacity to International Telecommunications Entities.

         8.4. Each of the Landing Party Signatories shall be obligated to allow Signatories and other International Telecommunications Entities acquiring Assignable Capacity the use of the relevant Segment T, at no charge, solely for the purpose of transiting through the FLAG Cable System in accordance with this Agreement, other than the Segment T used for entering the FLAG Cable System.

         8.5. The consideration payable by Signatories granted a right of use pursuant to Paragraph 8.2 shall consist of the following charges:

                  8.5.1 Non-recurrent charge for capital and other costs as used in this Paragraph 8 with reference to the provision of each Segment T including land, access roads, cable rights-of-way, ducts and buildings at such stations, or to causing them to be provided and constructed, or to installing or causing to be installed cable station equipment, shall include all expenditures incurred which shall be fair and reasonable in amount and either shall have been directly and reasonably incurred for the purpose of, or to be properly chargeable in respect of, such provision, construction, and installation, including, but not limited to, the purchase costs of land, building costs, amounts incurred for development, engineering design, materials, manufacturing, procurement and inspection, installation, removing (with appropriate reduction for salvage), testing associated with installation, custom duties, taxes (except income tax imposed upon the income of a Landing Party Signatory), financial charges attributable to other parties' shares of costs, supervision, overheads and insurance or a reasonable allowance in lieu thereof. Losses against which insurance was not provided, or for which an allowance in lieu thereof was not taken, shall constitute capital costs.

                  8.5.2. Recurrent charge for operation and maintenance costs as used in this Paragraph 8 with reference to each Segment T shall include costs reasonably incurred in maintaining and operating the facilities involved, including, but not limited to, the costs of attendance, testing, adjustments, repairs and replacements, customs duties, taxes (except income taxes imposed upon the income of the Landing Party Signatory) paid in respect of such facilities, administrative costs, financial charges attributable to other parties' shares of costs, and costs and expenses reasonably incurred on account of claims made by or against other persons or entities in respect of such facilities or any part thereof and damages or compensation payable by the Landing Party Signatory owning a Segment T on account of such claims. Costs, expenses, damages, or compensation payable to such owner on account of such claims made against other persons shall be shared by the Signatories and other parties in the same proportions as they share the costs of maintaining and operating a Segment T.

                  8.5.3. Included in the non-recurrent charge and the recurrent charge specified in Paragraph 8.5 are one-third of the capital, operation and maintenance costs of the digital cross connect system equipment as described in Paragraph 2.4 (iv), located in the Segment T involved.

         8.6. Where a cable station, land or buildings or certain equipment situated therein that is not part of the Submarine System, such as power supply or testing and maintenance equipment, is or will be shared by the FLAG Cable System and other communications systems terminating at the cable station, the capital, operation and maintenance costs of such shared cable station, land or buildings or equipment (not solely attributable to a particular communications system or systems) shall be allocated among the systems involved in the proportions in which they use the cable station, land or buildings or equipment in order to determine what charge is reasonable in respect of the right of use granted in this Paragraph 8. For such purposes, the proportionate use of a shared cable station, land or buildings or equipment therein attributable to a particular cable system shall be determined on the basis of the ratio of: (i) the installed costs of the cable station equipment (excluding shared equipment) associated with the particular cable system to (ii) the installed costs of the cable station 'equipment (excluding shared equipment) associated with all systems, including the FLAG Cable System, which make use of the shared cable station, land, building or equipment.

         8.7. Payments due under this Paragraph 8 shall be made in accordance with the following principles and such other billing and payment procedures as may be determined by the MC from time to time:

                  8.7.1. On or around sixty (60) days before the RFPA Date the Landing Party Signatory owning the relevant Segment T (or the Central Billing Party (CBP) if there shall be one) shall render the bill to each of the other Signatories as specified in Schedule L of the amount receivable as a non-recurrent charge in payment of capital and other costs which are due to other parties which participate in other communications systems sharing the Segment T and which are entitled to share such payments at the time the right of use interests commence pursuant to Paragraph 8.11 hereof. In the case of preliminary bills, appropriate adjustments will be made as soon as practicable after the actual costs are determined.

                  8.7.2. Each billed Signatory shall pay its bill to the billing Landing Party Signatory (or the CBP if there shall be one) on or before the date on which the right of use in the relevant Segment T becomes effective under Paragraph 8.1 1. As soon as practicable after receiving such payments, each Landing Party Signatory shall distribute the portion of said payments among the parties to the other communications systems sharing the same cable station in the proportions to which they are entitled.

                  8.7.3. The Signatories shall be billed individually for, and shall each pay its proportionate share of any additional capital costs of the Segment T allocable to this Agreement incurred after the grant to the Signatories of the right of use interests in each of the Segment Ts becomes effective, and of the portion of the recurrent charge of the Segment T for operation and maintenance costs commencing at the time such right of use becomes effective. Such bills shall be rendered in accordance with Schedule L but not more frequently than once a month.

                  8.7.4. For the purpose of this -Agreement, financial charges shall be computed at a rate equal to the lowest publicly announced rate or minimum commercial lending rate for ninety
                  (90) day loans, however described, in the currency of the relevant Landing Party Signatory's Country, or the currency of billing, as applicable, charged by established commercial banks in the Country concerned on the fifteenth (15th) day of the month in which the costs were incurred by the billing Signatory. If such a day is not a business day, the rate prevailing on the next business day shall be used.

                  8.7.5. The billing currencies and computation of extended payment charges, which shall accrue from the day on which payment was due until paid in the case that all or a part of amounts billed were not paid, of each Landing Party Signatory shall be set forth in Appendix C.

         8.8. For the purpose of effectuating the assignment or transfer of Assignable Capacity in Segment S pursuant to Paragraph 13, the following principles shall apply to the Right of Use transactions of Segment T:

                  8.8.1. Each of the Landing Party Signatories shall make its underwritten capacity in the relevant Segment T held by such Landing Party Signatory, over and above its requirements as specified in Schedule K, available to other Signatories and International Telecommunications Entities to whom Assignable Capacity in the FLAG Cable System is made available by the Signatories pursuant to Paragraph 13, but not to the Founding Signatory, on a right of use basis or such a basis other than transfer of ownership interests, for such Capacity entering the FLAG Cable System at the relevant Segment T.

                  8.8.2. For the transfer of right of use interests pursuant to this Paragraph 8.8, the non-recurrent charge shall be determined in accordance with Paragraphs 8.5.1 and 8.5.3 and any additional capital costs incurred subsequent to the RFPA Date together with, but not limited to, cost factors for accumulated operation and maintenance costs, financial charges and depreciation, all to provide a reasonable return to each Landing Party Signatory for its investment in the underwritten capacity in its Segment T. The recurrent charges payable shall be as specified in Paragraphs 8.5.2. and 8.5.3.

                  8.8.3. Schedules K and L shall be appropriately modified to reflect the changes in the Signatories' proportionate shares in the relevant Segment T pursuant to Paragraphs 8 and 30.

         8.9. Each of the Landing Party Signatories shall, in consultation with the Founding Signatory, increase the national capacity of the relevant Segment T at the time all the underwritten capacity held by the relevant Landing Party Signatory is disposed of and additional requirements exceeding the then notional capacity are identified or such other occasions as may be determined by the relevant Landing Party Signatories and Schedules K and L shall be modified as appropriate.

         8.10. In the case that the notional capacity of a Segment T is increased after the RFPA Date, appropriate financial adjustments shall be made between and among the Signatories, other International Telecommunications Entities and the Landing Party Signatory involved to adjust the non-recurrent and recurrent charges paid and to be paid for the Segment T involved to ensure that each party involved shall bear its proper share of such charges as provided in this Paragraph 8.

         8.11. The right of use granted under Paragraphs 8.1 and 8.2 shall commence on the RFPA Date or the date a Signatory places any of its Assignable Capacity into operation, whichever occurs first. The right of use granted under Paragraphs 8.8 shall commence on the date on which such Capacity is acquired or placed into operation, whichever occurs first. The right of use granted under this Paragraph shall continue for the term of this Agreement.

         8.12. Each Landing Party Signatory shall notify the Founding Signatory. in writing of the charges it makes in respect of the right of use granted under Paragraphs 8.2 and 8.8 and of the changes in such charges sixty (60) days before such changes are implemented.

         8.13. If any Segment T, or portion thereof, is not available for any reason, the relevant Landing Party Signatory, in agreement with the other Signatories hereto, shall take all necessary measures to ensure that another suitable cable station shall be made available as a substitute for such Segment T, on fair and equitable terms not deviating substantially from the terms contained in this Agreement.

         8.14. Nothing contained herein shall be deemed to vest in any Signatory other than the owner of a particular Segment T, any salvage rights in such Segment or any cable station substituted therefor.

         8.15. Notwithstanding Paragraphs 8.2 and 8.8 the Signatories may, prior to the commencement of the right of use, elect to renounce their right of use entitlement and to instead have use of a Segment T for the duration of this Agreement on such terms and conditions as are agreed upon between the Signatories concerned.

9.       ADDITIONAL CAPITAL COSTS OF THE SUBMARINE SYSTEM AND SEGMENTS X-1 AND
         X-2

         9.1. If, subsequent to the RFPA Date, additional work or property is incorporated in the Submarine System or Segments X-1 and X-2 to enhance, optimize or increase the efficiency of either the Submarine System or Segments X-1 and X-2 in accordance with the approval and directions of the MC, the capital costs thereof shall be borne by all the Signatories in proportion to their respective Assignable Capacity in the affected Segment of the FLAG Cable System, as set forth in Schedule G.

10.      OPERATION AND MAINTENANCE DUTIES AND RIGHTS

         10.1. The FLAG Cable System shall be jointly operated and maintained in efficient working order and operation by the Founding Signatory and the Landing Party Signatories as provided in this Paragraph 10.

         10.2. On behalf of all the Signatories, the Founding Signatory and the Landing Party Signatories shall jointly prepare, and update from time to time as necessary, a FLAG Operation and Maintenance Plan (FOMP). The FOMP shall contain detailed procedures that reflect the responsibilities of the Founding Signatory and the Landing Party Signatories as defined in this Paragraph 10. The FOMP shall be made available to all Signatories.

         10.3. The Founding Signatory shall be solely responsible for negotiating, executing, and administering contracts, for the maintenance and repair of the submersible portion of

         Segment S. The Founding Signatory and the Landing Party Signatories concerned shall use their best efforts to ensure that the FLAG Cable System shall be included in the appropriate Maintenance Zone Agreements on terms no less favorable than those applicable to other fiber optic cable systems.

         10.4. The FLAG Network Operations Center (FNOC) for the FLAG Cable System shall be provided under a supply contract and will be operated and maintained by the Founding Signatory in coordination with all relevant Landing Party Signatories.

         10.5. The FNOC shall provide overall network surveillance and overall coordination of maintenance and repair operations of the FLAG Cable System. The Founding Signatory shall coordinate the deployment of vessels for repair and maintenance operations in accordance with the procedures defined in the FOMP.

         10.6. Each Landing Party Signatory shall be responsible for the operation and maintenance of that portion of Segment S located in its Country between the Cable Landing Point and the FLAG Interface Point, and shall use all reasonable efforts to operate and maintain such portion of Segment S in efficient working order and operation.

         10.7. Each Landing Party Signatory shall be responsible for the operation and maintenance of Segment T located in its Country, and shall use all reasonable efforts to operate and maintain such Segment in efficient working order and operation.

         10.8. ARENTO and CAT shall, in addition, be responsible for the operation and maintenance of Segments X-1 and X-2, respectively, and shall use all reasonable efforts to maintain such Segments in efficient working order and operation.

         10.9. The Founding Signatory shall, upon suitable notification and in compliance with applicable laws and regulations, have the right of reasonable access to Segments S, X-1, X-2 and T located within each Landing Party Signatory's Country for the purposes of installation, inspection, testing, training of Landing Party Signatory and Founding Signatory personnel, and other functions, all in coordination with the respective Landing Party Signatory. The Founding Signatory shall identify to the respective Landing Party Signatory the representative(s) who will be granted access under this Paragraph.

         10.10. A Landing Party Signatory shall, upon suitable notification and in compliance with applicable laws and regulations, have reasonable access to the FNOC for observation and training of its personnel, in coordination with the Founding Signatory. The Landing Party Signatory shall identify to the Founding Signatory the representative(s) who will be granted access under this Paragraph.

         10.11. Should conditions exist in any Segment S or Segments X-1 and X-2 that may impair the integrity of the FLAG Cable System, as identified by the Founding Signatory or any Landing Party Signatory, the Founding Signatory shall initiate and coordinate planned maintenance on such relevant Segment S, which may include the deactivation of such Segment. Prior to the initiation of such planned maintenance operations, the Founding

         Signatory shall coordinate, where appropriate, with the other Signatories. The Founding Signatory shall, to the extent possible, advise the other Signatories in writing sixty (60) days, or such shorter period as may be agreed by the Signatories, prior to initiating a planned maintenance operation, of the timing, scope, and costs of such planned maintenance operations of Segments S, X-1 and X-2. Should one or more Signatories representing at least ten percent (10%) of the total voting interest , specified in Schedule C, wish to review or change such an operation prior to its occurrence, the Founding Signatory shall be notified in writing within thirty (30) days of such advice. Upon such notification, the Founding Signatory shall convene an ad hoc meeting of the Signatories. to consider such review or change.

         10.12. Should a Landing Party Signatory believe a maintenance activity will require an interruption of service to Segments T, X-1 and X-2 or that portion of Segment S between the Cable Landing Point and the FLAG Interface Point, the Landing Party Signatory shall notify the Founding Signatory. The Landing Party Signatory, in consultation with the Founding Signatory, shall determine whether an interruption of service is warranted and, if so, the timing and duration of an interruption. The Landing Party Signatory shall, to the extent possible, advise the other Signatories in writing sixty (60) days, or such shorter period as may be agreed by the Signatories, prior to initiating a planned maintenance operation, of the timing, scope, and costs of such planned maintenance operations of Segments T or X-1 and X-2. Should one or more Signatories representing at least ten percent (10%) of the total voting interest, specified in Schedule C, wish to review or change such an operation prior to its occurrence, the Founding Signatory shall be notified in writing within thirty (30) days of such advice. Upon such notification, the Founding Signatory shall convene an ad hoc meeting of the Signatories to consider such review or change.

         10.13. Should a Landing Party Signatory become aware of any dangerous activities, attributable to a third party, which may cause an interruption of service to Segments T, X-1 and X-2 or that portion of Segment S between the Cable Landing Point and the FLAG Interface Point, the Landing Party Signatory shall notify the Founding Signatory.

         10.14. In the event of disruption of service due to Force Majeure pursuant to Paragraph 29 or other emergency, the Founding Signatory and the appropriate Landing Party Signatories shall cooperate in restoring service as quickly as possible and such Signatories shall, to the extent that it is practicable to do so, take such measures as are necessary to attain that objective.

         10.15. If the Founding Signatory fails to repair those facilities for the maintenance of which it is responsible under Paragraph 10.3, within a reasonable time after being called upon to do so by a Landing Party Signatory, the Landing Party Signatory may, to the extent that it is practicable to do so, perform the necessary duties and responsibilities of the Founding Signatory and charge the Founding Signatory the costs reasonably incurred in doing so.

         10.16. If a Landing Party Signatory fails to repair those facilities for the maintenance of which it is responsible under Paragraphs 10.6,
         10.7 and 10.8, within a reasonable time after being called upon to do so by the Founding Signatory, the Founding Signatory may, to the extent that it is practicable to do so, perform the necessary duties and responsibilities of the Landing Party Signatory, and charge the relevant Landing Party Signatory the costs reasonably incurred in doing so.

         10.17. Notwithstanding the foregoing, no Signatory shall be liable to any other Signatory for any loss or damage sustained by reason of any failure in or breakdown of the facilities constituting the FLAG Cable System or any interruption of service, regardless of the cause of such failure, breakdown or interruption, and regardless of how long it shall last.

         10.18. The Founding Signatory may pursue claims arising before the RFPA Date in the event of any damage or loss to the Submarine System, and may file appropriate law suits or other proceedings. The Founding Signatory may settle claims for its own account arising before the RFPA Date and execute any releases and settlement agreements necessary to effect a settlement. In the case of claims arising on or subsequent to the RFPA Date, the Founding Signatory shall be authorized to pursue such claims in its own name, on behalf of the Signatories, in the event of any damage or loss to the Submarine System, provided however that the Founding Signatory shall give suitable written notification to the Signatories when such claim arises. Subject to obtaining the prior concurrence of the MC, the Founding Signatory may settle any such post-RFPA claims and execute any releases and settlement agreements on behalf of the Signatories as necessary to effect a settlement. The proceeds of a settlement or judgment, less the reasonable costs incurred by the Founding Signatory to effect such settlement or judgment, shall be shared by the Signatories in the percentages specified in Schedule F for the Segment S of the FLAG Cable System involved.

         10.19. The Founding Signatory may defend against any claims arising before the RFPA Date asserted by a third party involving the Submarine System. The Founding Signatory may settle such claims arising before the RFPA Date and execute any releases and settlement agreements as necessary to effect a settlement. In the case of claims arising on or subsequent to the RFPA Date brought against the Signatories, the Founding Signatory shall be authorized to defend against such claims on behalf of the Signatories, provided however that the Founding Signatory shall give suitable written notification to the Signatories when such a claim arises. Subject to obtaining the prior concurrence of the MC, the Founding Signatory may settle any such post-RFPA Date claims and execute any releases and settlement agreements on behalf of the Signatories as necessary to effect a settlement. The cost of any judgment or other remedy or settlement resulting from any such post-RFPA Date claim, plus the reasonable costs incurred by the Founding Signatory to effect such judgment or settlement, shall be shared by the Signatories in the percentages specified in Schedule F for the Segment S of the FLAG Cable System involved.

         10.20. Notwithstanding Paragraph 10.19, where a claim is brought in respect of a sacrificed anchor and/or loss of, or damage to fishing gear, the Founding Signatory may, in its sole discretion, settle each individual claim for an amount no greater than twenty-five thousand U.S. dollars ($25,000) for each incident, and the cost of such settlement shall be allocated in accordance with Paragraph 10.19.

         10.21. Notwithstanding Paragraphs 10.18, 10.19 and 10.20, when a claim on behalf of or against the Signatories arises on or subsequent to the RFPA Date in the Country, including the territorial waters, of a Landing Party Signatory, as a result of damage or loss to or alleged to be caused by the Submarine System, the Landing Party Signatory in whose Country the claim arises shall be authorized to pursue or defend against such claim in its own name, on behalf of the Signatories, provided, however, that such Landing Party Signatory shall give suitable written notification to the Signatories when such a claim arises. The relevant Landing Party Signatory shall coordinate its handling of the claim with the Founding Signatory. Subject to obtaining the prior concurrence of the MC, the relevant Landing Party Signatory may settle any such post- RFPA claims and execute any releases and settlement agreements on behalf of the Signatories as necessary to effect a settlement. The proceeds or costs of a settlement or judgment, together with the reasonable costs incurred by the relevant Landing Party Signatory to effect such settlement or judgment, shall be shared by the Signatories in the percentages specified in Schedule F for the Segment S of the FLAG Cable System involved.

11.      RESPONSIBILITY FOR OPERATION AND MAINTENANCE COSTS

         11.1. The cost of standby maintenance of Segments S, X-1 and X-2, including, but not limited to, the maintenance of Segments S, X-1 and X-2, the FNOC, the procurement of cable ship services covering, inter alia, ship depreciation, ship retrofit, crew, insurance (except insurance at sea), in-port expenses, the storage of submersible plant, remotely operated vehicles and other devices when included in the wet maintenance zone agreement standby charges, shall be recovered by the Founding Signatory through fixed charges payable by the Signatories and other holders of Assignable Capacity, in accordance with Schedules H-1 through H-55 and. J, adjusted to reflect inflation.

         11.2. The cost of running charges, which shall be limited to recovery of the direct incremental costs incurred in connection with a repair operation involving Segment S or Segment X-1 or Segment X-2, including, but not limited to, the cost of fuel, at sea insurance, additional crew at sea, crew overtime, victualling, telecommunications, mobilization and de-mobilization expenses, consumables, replenished equipment, and remotely operated vehicles, to the extent not included in the wet maintenance agreement standby charges, shall be apportioned among Signatories (excluding the Founding Signatory) and other holders of Assignable Capacity on the affected Segment S, or Segment X-1 or Segment X-2 in accordance with Schedule F. Notwithstanding the foregoing:

                  (i) the Founding Signatory shall be responsible for the proportionate share of running charges attributable to a repair operation involving Segment X-1 or Segment X-2 or a Segment S occurring during the term of a lease of the Founding Signatory's Assignable Capacity in Segment X-1 or Segment X- 2 or such Segment S; and

                  (ii) the Founding Signatory shall be responsible for the payment of three percent (3%) of the running charges, if any, incurred in connection with repair operations in each of the two maintenance regions of the FLAG Cable System, commencing with the second repair operation in a given maintenance region in each one-year period commencing on the RFPA Date.

         11.3. The Founding Signatory shall reimburse each of the Landing Party Signatories for costs reasonably incurred in carrying out their respective responsibilities under Paragraph 10.6, with the exception of one-third the operation and maintenance costs of the digital cross connect system equipment, as described in Paragraph 2.4 (iv), which one-third shall be borne by the respective Landing Party Signatories. The amount to be reimbursed shall be determined by multiplying the total cost incurred by a Landing Party Signatory in operating and maintaining FLAG Cable System equipment located in the Country of the relevant Landing Party Signatory by the ratio of (i) the installed cost of that portion of the Submarine System between the Cable Landing Point and the FLAG Interface Point located in the Country of the respective Landing Party Signatory, less one-third of the capital costs of the digital cross connect system equipment as described in Paragraph 2.4 (iv), to (ii) the sum of the installed cost of the relevant Segment T and the cost defined in Paragraph 11.3. (i).

         11.4. The Founding Signatory shall pay to ARENTO and CAT such charges for carrying out of their respective responsibilities under Paragraph
         10.8 as may be agreed between the Founding Signatory and ARENTO or CAT, as the case may be.

         11.5. Accounts for operation and maintenance costs for Segment S and Segments X-1 and X-2 shall be rendered not more frequently than monthly in accordance with procedures to be established by the Founding Signatory. On the basis of such accounts, each Signatory shall pay such amounts as may be owed by the end of the calendar month following the calendar month in which the accounts are rendered.

         11.6. Accounts between the Founding Signatory and the other Signatories not paid when due will accrue additional costs for extended payment from the day following the date payment of such account was due until it is paid, said additional costs to accrue at an annual rate of three
         (3) percentage points greater than LIBOR.

         11.7. An account shall be deemed to have been accepted by the Signatory to whom it is rendered if that Signatory does not present a written objection on or before the date when payment is due. If such objection is made, the Signatories shall make every reasonable effort to settle the dispute concerning the account in question promptly. If they are unable to do so, the matter shall be referred to the MC (or any appropriate subcommittee designated by it) for decision. If the objection is sustained and the billed Signatory has paid the disputed account, the agreed upon overpayment shall be refunded to the objecting Signatory by the billing Signatory promptly together with any extended payment charges calculated thereon at a rate determined in accordance with Paragraph
         11.6 from the date of payment of the account to the date on which the refund is transmitted to the objecting Signatory. If the objection is not sustained and the billed Signatory has not paid the disputed account, said Signatory shall pay such account promptly together with any extended payment charges calculated thereon at a rate determined in accordance with Paragraph 11.6 from the date on which payment of the account was due until paid.

         11.8. Credits for refunds of financial charges and bills for extended payment charges shall not be rendered if the amount of the charges is less than one hundred (100) U.S. dollars (or the equivalent in the relevant currency of payment) for credits or bills rendered by the billing Signatories. In the case of bills containing costs billed on a preliminary billing basis, appropriate adjustments will be made in subsequent bills promptly after the actual costs involved are determined.

12.      BOOKS, RECORDS AND VOUCHERS

         12.1. The Founding Signatory shall retain records relevant to running charges assessed pursuant to Paragraph 11.2 for a period of not less than five (5) years from the date of the record. Each Signatory against whom such running charges are assessed shall have a right to inspect such records from time to time with reasonable notice and at its own expense.

         12.2. The Landing Party Signatories shall retain records relevant to the performance of their obligations regarding operation and maintenance pursuant to Paragraphs 10.6, 10.7 and 10.8 for a period of not less than five (5) years from the date of the record. Signatories owning Assignable Capacity in the relevant Segments of the FLAG Cable System operated and maintained pursuant to Paragraphs 10.6, 10.7 and
         10.8 and the Founding Signatory shall have the right to inspect such records from time to time -with reasonable notice and at their own expense.

         12.3. The Founding Signatory shall ensure that the Supply Contract requires the supplier to maintain during the lifetime of the FLAG Cable System all drawings and documents held by the supplier at final system acceptance and to allow the Founding Signatory reasonable access to such documents.

13.      ASSIGNMENT AND USE OF CAPACITY

         13.1. The Assignable Capacity owned by each Signatory is described in Schedule D. Assignable Capacity shall be purchased and sold or otherwise disposed of (including by way of the grant of IRU) only by way of half or whole interests in MIUs and in accordance with this Paragraph 13.

         13.2. Either before or after the RFPA Date, the Founding Signatory may convey interests in its Assignable Capacity as shown in Schedule D to other Signatories and/or other International Telecommunications Entities by sale of ownership, grant of IRU, lease, rental or such other basis as may be agreed between the Founding Signatory and the acquiring party. International Telecommunications Entities acquiring OWNERSHIP INTERESTS shall become Signatories pursuant to Paragraph
         30.3. The Founding Signatory shall not make Assignable or Latent Capacity available directly to the public or to any International Telecommunications Entity that is not authorized under the laws and regulations of the Country of the Landing Party Signatory where such Capacity terminates, and shall not make Assignable Capacity available to an Affiliate of the Founding Signatory except at a price that reflects fair market value.

         13.3. A Signatory (other than the Founding Signatory) shall not, without the consent of the Founding Signatory, transfer to other Signatories and/or other International Telecommunications Entities, Assignable Capacity between two given FLAG Interface Points, unless all of the Design Capacity between the same FLAG Interface Points has been transferred by the Founding Signatory to other Signatories or International Telecommunications Entities, except as provided for in Paragraphs 13.4, 13.5 and 13.6. In a case where transfer is authorized under this Paragraph, the transfer shall be on such basis, other than an ownership basis, as the parties concerned may agree.

         13.4. A Signatory shall be entitled to assign, transfer or dispose of its Assignable Capacity to an Affiliate of such Signatory, subject to any applicable laws and regulations (including laws and regulations relating to Registered Private Operating Agency status). A Signatory exercising its rights under this Paragraph 13.4 shall give written notice to the Founding Signatory in a timely manner of such assignment, transfer or disposition, and shall guarantee by a written instrument reasonably satisfactory in form and substance to the Founding Signatory, all of the obligations hereunder assigned, transferred or disposed of to such Affiliate.

         13.5. A Signatory shall be entitled to transfer its Assignable Capacity assigned to that Signatory to another Signatory or international Telecommunications Entity located in the Country of that Signatory. A Signatory exercising its rights under this Paragraph 13.5 shall give written notice to the Founding Signatory in a timely manner of such transfer.

         13.6. Assignable Capacity in any Segment of the FLAG Cable System that is wholly assigned to one Signatory or International Telecommunications Entity shall be considered as consisting of two half-interests in a MIU. A Signatory or International Telecommunications Entity to which such Capacity is assigned may make available to other Signatories or international Telecommunications Entities a half- interest in such wholly assigned MIUS.

         13.7. Assignable Capacity that is jointly assigned may not be transferred without the consent of each Signatory or International Telecommunications Entity to whom such Capacity is jointly assigned.

         13.8. Any Signatory and any other International Telecommunications Entity in the Country of a Landing Party Signatory may not acquire Assignable Capacity that does not access the FLAG Cable System in the Country of such Landing Party Signatory or other International Telecommunication Entity without the consent of the Founding Signatory, which consent shall not be unreasonably withheld. The Assignable Capacity to which a

         Signatory is entitled shall be made available, and may be terminated, only at those points prescribed in Schedules H-1 through H-55.

         13.9. The Assignable Capacity of the FLAG Cable System shall be subject to the provisions as set forth hereunder.

                  13.9.1 On the effective date of this Agreement, the Founding Signatory, on the one hand, and the other Signatories, on the other hand, shall each have assigned to them fifty percent (50%) of Assignable Capacity, and such percentages shall thereafter be adjusted as follows:

                  (i) On or before the RFPA Date, as the Founding Signatory conveys interests in its Assignable Capacity by sale of ownership pursuant to Paragraph 13.2, there shall be transferred from the Latent Capacity to the Founding Signatory's holdings in Assignable Capacity a number of MIUs required to maintain the Founding Signatory's fifty percent (50%) share of Assignable Capacity.

                  (ii) After the RFPA Date, as the Founding Signatory conveys interests in its Assignable Capacity by sale of ownership pursuant to Paragraph 13.2, such interests shall be deducted from the Founding Signatory's then-current holdings in Assignable Capacity.

                  (iii) After the RFPA Date, if and whenever as a result of such conveyances the Founding Signatory's holdings in Assignable Capacity fall below twenty percent (20%) of the Assignable Capacity then owned in the aggregate by all Signatories including the Founding Signatory, at the election of the Founding Signatory there shall be transferred from the Latent Capacity to the Founding Signatory's holdings in Assignable Capacity such additional MIUs (if available) as are necessary to retain the Founding Signatory's holdings in Assignable Capacity at twenty percent (20%) of the Assignable Capacity then assigned in the aggregate to all Signatories.

                  (iv) After the RFPA Date, if the Founding Signatory's holdings in Assignable Capacity exceed such twenty percent (20%) of the aggregate capacity due to the grant of IRU or lease, the Founding Signatory's voting interest shall be deemed to be twenty percent (20%).

                  13.9.2 Notwithstanding the foregoing, the Founding Signatory shall remain fully responsible for the payment of running charges related to leased capacity, as provided in Paragraph 11-20(i).

                  13.9.3. the Founding Signatory shall provide timely written notice to the MC of any increase in Assignable Capacity due to a withdrawal from Latent Capacity. Whenever Assignable Capacity is so increased, the Schedules shall be appropriately modified to reflect such increase.

         13.10. In order to ensure that Assignable Capacity is utilized in an efficient and effective manner, the MC, or its nominated subcommittee, shall assist the FLAG Network Administrator in coordinating the allocation of Assigriable Capacity that has been conveyed pursuant to Paragraph 13.2.

14.      Obligation to Provide Transiting and Other

         FACILITIES TO EXTEND FLAG CABLE SYSTEM CAPACITY

         14.1. Except as provided in this Paragraph, each of the Signatories shall use all reasonable efforts to furnish and maintain or cause to be furnished and maintained in efficient working order for (i) the Signatories, and (ii) other International Telecommunications Entities acquiring Assignable Capacity, for the duration of this Agreement, such facilities in its respective Country as may be reasonably required for extending Assignable Capacity in the FLAG Cable System assigned to Signatories and other International Telecommunications Entities for the purpose of handling communications transiting its respective Country. No Signatory shall be required under this Agreement to furnish such facilities in its Country to Signatories and other International Telecommunications Entities of its own Country. Notwithstanding the foregoing, each Landing Party 8ignatory shall provide suitable interconnection arrangements to Signatories and other International Telecommunications Entities of its own Country. The provision of such facilities and interconnection arrangements shall be the subject of separate agreements.

         14.2. The facilities provided pursuant to Paragraph 14.1 shall be furnished and maintained on terms and conditions which shall be no less favorable to the users of the FLAG Cable System than those granted to other International Telecommunications Entities for transmission facilities of similar type and quality transiting the location involved. Such terms and conditions shall be consistent with applicable governmental regulations in the location in which the facilities are located.

         14.3. The obligations to provide facilities under this Paragraph 14 shall not necessarily require the provision of intrinsically digital facilities, nor the provision of facilities which are Bit Sequence Independent at rates other than 2,048 and 155,520 Kbps, or at such other rates as may be mutually agreed with the Landing Parties concerned.

15.      OBLIGATION TO CONNECT THE FLAG CABLE SYSTEM WITH INLAND SYSTEMS

         15.1. Each of the Signatories at its own expense, on or before the RFPA Date shall do, or cause to be done, all such acts and things as may be necessary within its operating territory to provide suitable connection of the FLAG Cable System with its appropriate inland telecommunications system in its operating territory.

16.      RELATIONSHIP OF THE SIGNATORIES

         16.1. This Agreement shall not be construed so as to create a partnership or joint venture among or between the Signatories, and no Signatory shall have authority or power to act unilaterally as agent for any other Signatory. Each Signatory shall be individually responsible for payment of any income or other taxes which may be imposed on any of the proceeds, income or revenue that such Signatory may derive from the FLAG Cable System.

         16.2 Each of the Signatories may obtain policies of insurance to cover its respective interest in the FLAG Cable System, and any such insured Signatory may pursue and settle claims arising under such policies of insurance in its sole discretion and for its own benefit.

17.      DURATION OF THE AGREEMENT

         17.1. This Agreement shall become effective on the day and year first above written and, subject to the provisions of Paragraph 23, shall continue in operation until terminated by the MC not less than twenty-five (25) years from the RFPA Date. However, any Signatory may terminate its participation in this Agreement at the end of twenty-five
         (25) years from the RFPA Date or any time thereafter by giving at least one year prior notice in writing to the MC.

         17.2. Subject to alternative arrangements being agreed by the MC, upon the effective date of the termination of participation by a Signatory, the Schedules of this Agreement shall be appropriately modified.

18.      OBTAINING LICENSES

         18.1. The performance of this Agreement by the Signatories is contingent upon the continuance of all Licenses. If a License obtained by one or more Signatories is rescinded, the MC may decide to make any appropriate changes in the FLAG Cable System configuration, or, in the alternative, to terminate this Agreement pursuant to Paragraph 23.1.

         18.2. Each Landing Party Signatory represents and warrants to each other Signatory that it has obtained or shall obtain all Licenses as may be required in its Country for the construction, operation and maintenance of the FLAG Cable System, and that it will for the duration of this Agreement maintain all such Licenses in full force and effect and will obtain or grant and maintain all such additional Licenses as may at any time hereafter be required in its Country for the construction, operation and maintenance of the FLAG Cable System.

         18.3. The costs incurred in obtaining and maintaining all Licenses required in connection with the construction, operation and maintenance of the Segment T located in the territory of a Landing Party Signatory's Country shall be the responsibility of the relevant Landing Party Signatory.

         18.4. The costs incurred in obtaining and maintaining survey and installation permits, cable and pipeline crossing agreements and all Licenses required in connection with the construction, operation and maintenance of the submersible portion of the Submarine System shall be the responsibility of the Founding Signatory.

         18.5. All Signatories will cooperate with each other in obtaining and maintaining in force all Licenses and other permits required pursuant to this Agreement.

19.      CURRENCY AND PLACE OF PAYMENT

         19.1. All amounts due under this Agreement shall be payable (i) to the Founding Signatory from any other Signatory in U.S. dollars and at the designated office of the Founding Signatory; (ii) to a Landing Party Signatory from the Founding Signatory in the currency of the Country of the Landing Party Signatory and at the designated office of the Landing Party Signatory; and (iii) to a Landing Party Signatory from another Signatory (other than the Founding Signatory) as specified in Paragraph 8.7.5.

20.      ASSIGNMENT AND TRANSFER

         20.1. Except as otherwise provided in Paragraph 13, during the continuance of this Agreement, no Signatory shall without the consent of the other Signatories (which consent shall not be unreasonably withheld) sell, assign, transfer, or dispose of its rights or obligations under this Agreement or of any interest in the FLAG Cable System except:

                  (i) in the case of a Signatory other than the Founding Signatory, to a successor or Affiliate of such Signatory, in which case written notice shall be given to the other Signatories in a timely manner by the Signatory making said sale, assignment, transfer or disposition, and

                  (ii) in the case of the Founding Signatory, upon written notice to the other Signatories in a timely manner:

                           (a) to a successor of the Founding Signatory,

                           (b) to an Affiliate having adequate financial resources.

         20.2 Notwithstanding Paragraph 20.1, the Founding Signatory may transfer to a Landing Party Signatory, pursuant to an agreement between the Founding Signatory and such Landing Party Signatory, all or a portion of its ownership of Segment S within the territory of the Country of such Landing Party Signatory, provided, however, that such transfer shall in no way limit the rights and obligations of Signatories and of other International Telecommunications Entities to whom Assignable Capacity in Segment S has been or is conveyed.

21.      SUCCESSORS AND ASSIGNS

         21.1. This Agreement shall be binding upon the respective successors and permitted assigns of each Signatory.

22.      DEFAULT

         22.1. In the event that the Founding Signatory fails to fulfill its obligations under this Agreement by defaulting on its obligations to pay the Supplier for the provision and installation of the Submarine System or Segment X-1 or Segment X-2 or to pay to have the Submarine System or Segment X-1 or Segment X-2 maintained, the Founding Signatory, at the request of one or more Landing Party Signatories, shall enter into negotiations with such Landing Party Signatories to determine whether there exists a mutually acceptable basis upon which such Landing Party Signatories would assume all of the rights and obligations of the Founding Signatory with respect to the FLAG Cable System.

23.      TERMINATION OF AGREEMENT

         23.1. This Agreement may be terminated by the unanimous consent of the Founding Signatory and the Landing Party Signatories.

         23.2 In the event that this Agreement is terminated on or after the RFPA Date, the net assets of the Submarine System as they then exist will be disposed of and any proceeds or costs divided among the Signatories in proportion to each Signatory's share of the Design Capacity as set forth in Schedule D.

         23.3. The terms of this Agreement shall continue to bind the Signatories for such time and to such extent as may be necessary to give effect to their respective rights and obligations under this Paragraph 23.

24.      ARBITRATION

         24.1. Unless settled by mutual agreement, any dispute or difference whatsoever that might arise from the performance or as to the meaning of this Agreement or as to any matter or items of whatsoever nature howsoever arising out of or in connection with this Agreement shall be submitted to arbitration in accordance with and subject to the Rules of Arbitration and Conciliation of the International Chamber of Commerce and finally settled by three arbitrators appointed in accordance with such rules, unless the parties to the arbitration agree upon a single arbitrator under such rules. The place of arbitration shall be The Hague, The Netherlands, and the language of the arbitration shall be English. Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. 'The costs of such arbitration shall be borne in equal proportions by the parties to the arbitration, provided that each party shall bear the cost of its own legal counsel.

         24.2 If any disputes or differences hereunder concern or involve more than two Signatories to this Agreement, the arbitration may proceed as a multi-party arbitration under the appropriate rules and guidelines of the International Chamber of Commerce. Any Signatory may intervene in any arbitration involving two or more Signatories and any Signatory that is a respondent in an arbitration under this Agreement may join any other Signatory in such arbitration.

25.      GOVERNING LAW

         25.1. This Agreement shall be construed and governed in accordance with the substantive laws in force in the State of New York, United States of America, without regard to the law of New York governing conflicts of law.

         25.2. The Signatories shall comply with all applicable laws of all nations having jurisdiction over the activities performed under or contemplated by this Agreement.

         25.3. If any provision of this Agreement is found by a regulatory or judicial authority having jurisdiction to be void or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions shall continue in full force and effect. Notwithstanding the foregoing, the Signatories shall thereupon negotiate in good faith in order to agree upon the terms of a mutually satisfactory provision to be substituted for the provision found to be void or unenforceable.

26.      WAIVER OF IMMUNITY

         26.1. The Signatories hereto acknowledge that this Agreement is commercial in nature, and each Signatory expressly and irrevocably waives any claim or right which it may have to immunity (whether sovereign immunity or otherwise) for itself or with respect to any of its assets in connection with an arbitration, arbitral award or other proceeding to enforce this Agreement, including, without limitation, immunity from service of process, immunity of any of its assets from pre- or post-judgment attachment or execution and immunity from the jurisdiction of any court or arbitral tribunal.

27.      NOTICES

         27.1. Any notice or other communication given or made under this Agreement shall be in writing and shall be delivered by hand or transmitted by pre-paid first-class recorded-delivery post (by airmail, if overseas) or by facsimile. The address of each Signatory shall be its principal place of business as identified in Schedule A to this Agreement or such other address as has been previously notified to the other Signatories.

         27.2. A notice or other communication shall be deemed to have been duly delivered:

                  27.2.1. if delivered by hand at the time of delivery;

                  27.2.2. if posted, at the expiration of seven (7) days after the envelope containing the same shall have been deposited in the post maintained for such purpose, postage prepaid;

                  27.2.3. if sent by facsimile, at the date of transmission if receipt is followed by postal notice in accordance with Paragraph 27.2.2.

28.      WAIVER

         28.1. The waiver by any Signatory of a breach or default of any provision of this Agreement or the failure of any Signatory on one or more occasions to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall not thereafter be construed as a waiver of any subsequent breach or default of a similar nature or as a general waiver of any such provision, right or privilege hereunder.

29.      FORCE MAJEURE

         29.1. A Signatory shall not be liable to any other Signatory for any loss or damage which may be suffered by that other Signatory by reason of any circumstances beyond the control of such first-mentioned Signatory and having a material adverse effect on the provision of any part of the FLAG Cable System in which such other Signatory is entitled to Assignable Capacity or has any other right or interest under this Agreement, including without limitation, any act of God, war, riot, fishing activity, fish bite, anchor damage, environmental conditions including, without limitations, severe weather conditions, or any order, act, fault, omission, sanction or request of any government, government authority or other public telecommunications authority, other than that of such first-mentioned Signatory.

30.      AMENDMENTS AND ADDITIONS

         30.1. Except as otherwise provided in this Paragraph 30, this Agreement and any of its provisions may be amended or added to only by amendatory agreement in writing signed by an authorized representative on behalf of each Signatory.

         30.2. Only one original of any amendatory agreement shall be executed. The Founding Signatory shall retain such executed original amendatory agreement and shall promptly distribute certified copies thereof to all other Signatories. Such certified copies shall be used in lieu of the executed original amendatory agreement in any arbitration, forum or proceeding.

         30.3.    (i)      This Agreement may be amended to allow for the
                           participation by additional Non-Landing Party
                           Signatories or for Signatories to increase their Assignable Capacity by amendatory agreements executed solely by the Founding Signatory and such additional
                           Non-Landing Party Signatories or such Signatories acquiring additional Assignable Capacity. In such case, the Schedules shall be appropriately amended.

                  (ii) This Agreement and all Schedules hereto may be amended to provide for the participation of the Saudi Arabian Telecommunication Ministry of Posts, Telegraphs & Telephones ("MOPT") as a Landing Party Signatory owning a Segment T located in Jeddah, Saudi Arabia and served via a Branching Unit, by an amendatory agreement executed solely by the Founding Signatory and the MOPT, provided that participation by the MOPT shall not cause the RFPA Date to be delayed. Such amendatory agreement shall provide that the MOPT shall have the same rights and obligations as the existing Landing Party Signatories.

                  (iii) This Agreement and all Schedules hereto may be amended to provide for the participation of PT (PERSERO) Indosat as a Landing Party Signatory owning a Segment T to be located in Medan, Indonesia, served via a fiber optic cable from Penang, Malaysia, or to another landing point in Indonesia served via a Branching Unit located on the FLAG Cable System between Thailand and Hong Kong, by an amendatory agreement executed solely by the Founding Signatory and PT (PERSERO) Indosat, provided that participation by PT (PERSERO) Indosat shall not cause the RFPA Date to be deiayed. Such amendatory agreement shall provide that PT (PERSERO) Indosat shall have the same rights and obligations as the Landing Party Signatories and shall participate in all Subcommittees, including the Procurement Subcommittee.

         30.4. Schedules K and L of this Agreement may be amended, as appropriate, to reflect transactions occurring pursuant to Paragraph 8.

         30.5. The Founding Signatory shall promptly distribute to all other Signatories certified copies of all amendatory agreements and amendments to the Schedules thereto made pursuant to Paragraphs 30.3 and 30.4.

31.      EXECUTON OF AGREEMENT

         31.1. This Agreement is executed in one (1) original in the English language by all Signatories. The Founding Signatory shall retain such original and shall promptly distribute certified copies thereof to all other Signatories. Such certified copies shall be used in lieu of the executed original Agreement in any arbitration, forum or proceeding.

         31.2. This agreement shall not come into force and effect unless and until it has been executed by the Arab Republic of Egypt National Telecommunications Organization ("ARENTO") and Videsh Sanchar Nigam Limited ("VSNL"). In the event that such execution does not occur by March 31, 1995, this Agreement shall be null and void and no Signatory shall have any liability to any other Signatory with respect to the provisions set forth herein. In the event that this Agreement comes into force and effect, this Paragraph 31.2 shall be considered as automatically removed from the text of this Agreement.

32.      MEMORANDUM OF UNDERSTANDING SUPERSEDED

         32.1. This Agreement shall supersede in its entirety the Memorandum of Understanding dated as of July 19, 1993 entered ihto by and among the Founding Signatory and the following Signatories: Arab Republic of Egypt National Telecommunications

         Organization; The Communications Authority of Thailand; Emirates Telecommunications Corporation; the Government of Gibraltar; Hong Kong Telecom International Limited; International Digital Communications Inc.; IRITEL S.p.A. (the predecessor corporation to TELECOM ITALIA S.p.A.; Korea Telecom; Mercury Communications Limited; PT (PERSERO) Indonesia Satellite Corporation; SPT Telecom, a.s.; Telef6nica de Espana S.A.; Telekom Malaysia Berhad; and Videsh Sanchar Nigam Limited.

AS WITNESS the hands of the duly authorized -representatives of the Signatories hereto the day and year first above written:

For FLAG Limited

/s/ Name of Signatory
---------------------


For Arab Republic of Egypt National Telecommunications Organization

/s/ Name of Signatory      27/12/94
-----------------------------------


For The Communications Authority of Thailand

/s/ Name of Signatory
---------------------


For Emirates Telecommunications Corporation

/s/ Name of Signatory
---------------------


For Hong Kong Telecom International Limited

/s/ Name of Signatory
---------------------


For International Digital Communications Inc.

/s/ Name of Signatory
---------------------

For BAHRAIN TELECOMMUNICATIONS COMPANY BSC

/s/ Name of Signatory
---------------------


For Belgacom

/s/ Name of Signatory
---------------------


For Cellular Communications Network (MALAYSIA) SDN, BHD

/s/ Name of Signatory
---------------------

/s/ Name of Signatory
---------------------


For Deutsche Bundepost Telekom

/s/ Name of Signatory
---------------------

For Eastern Telecommunications Philippines, Incorporated

/s/ Name of Signatory
---------------------


For General Directorate of Turkish PTT

/s/ Name of Signatory
---------------------

For Gibraltar NYNEX Communications United


/s/ Name of Signatory
---------------------


For Korea Telecon

/s/ Name of Signatory
---------------------


For Mercury Communications Limited

/s/ Name of Signatory
---------------------


For TELECOM ITALIA S.p.A.

/s/ Name of Signatory
---------------------


For Telefonica de Espana S.A.

/s/ Name of Signatory
---------------------


For Telekom Malaysia Berhad

/s/ Name of Signatory
---------------------


For Videsh Sanchar Nigam Limited

/s/ Name of Signatory
---------------------

For AT&T Corp.


/s/ Name of Signatory
---------------------


For Hungarian Telecommunications Company Ltd.

/s/ Name of Signatory
---------------------

/s/ Name of Signatory
---------------------


For International Telecom Japan Inc.

/s/ Name of Signatory
---------------------


For International Telecommunication Development Corporation

/s/ Name of Signatory
---------------------


For Kokusai Denshin Denwa Co., Ltd.

/s/ Name of Signatory
---------------------


For Office Des Telephones

/s/ Name of Signatory
---------------------


For OPTUS Networks Pty Limited

/s/ Name of Signatory
---------------------

For Pacific Gateway Exchange


/s/ Name of Signatory
---------------------


For Philippine Long Distance Telephone Company

/s/ Name of Signatory
---------------------


For Polish Telecom

/s/ Name of Signatory
---------------------


For PT SATELIT PALAPA INDONESIA

/s/ Name of Signatory
---------------------


For PTT Telecom BV

/s/ Name of Signatory
---------------------


For ROSTELECOM Joint Stock Company

/s/ Name of Signatory
---------------------


For Singapore Telecommunications Limited

---------------------

For Sprint Communications Company L.P.

/s/ Name of Signatory
---------------------


For Swiss Telecom PTT

/s/ Name of Signatory
---------------------


For Telecom Denmark A/S

/s/ Name of Signatory
---------------------


For Teleglobe Canada Inc.

/s/ Name of Signatory
---------------------


For Telkom SA Limited


---------------------
For Telemalta Corporation

/s/ Name of Signatory
---------------------


For Televerket A/S (Norwegian Telecom Ltd.)

/s/ Name of Signatory
---------------------

For Telia AB

/s/ Name of Signatory
---------------------


For Transoceanic Communications, Incorporated

/s/ Name of Signatory
---------------------


For Ukrainian Enterprise of Long-distance International and


Telecommunications and TV

/s/ Name of Signatory
---------------------